Exhibit 99.4

May 11, 2020

To:	Max Munn
SteriLumen
50 N. Macquesten Parkway
Mount Vernon, NY
10550

From:	Matthew Hardwick,
PhD ResInnova
Laboratories 8807
Colesville Rd, 3rd
Floor Silver Spring,
MD 20910

Dear Mr. Munn,

The Sterilumen mirror and drain units have an ultraviolet light (UV) intensity of XX mW/cm2. Over the course of 2 hours, it is estimated that the mirror unit has a fluence of approximately 300 mJ/cm2. The drain unit has an estimated fluence of 36 mJ/cm2 after a 15 min exposure. Enveloped viruses, such as human coronavirus SARS CoV-2 (the virus that causes COVID19), require approximately 25 mJ/cm2 in order to achieve a 4 log (99.99%) viral kill. It is anticipated that both units generate enough UV fluence in order to kill human coronaviruses. Our laboratory is in the midst of testing both the mirror and drain units against human coronavirus 229E, a common surrogate for SARS CoV- 2. It is anticipated that this testing will be completed in approximately 2 weeks.

Sincerely,

/s/ Matthew Hardwick, PhD

Matthew Hardwick, PhD

President/CEO

ResInnova Laboratories